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                                                                  Exhibit 10.2

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

      THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is made by and between Solutia Inc., a Delaware corporation (the "Company"), and Jeffry
N. Quinn (the "Executive"), effective as of the 11th day of April, 2007 (the "Effective Date"), and has been approved by the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court").

      WHEREAS, the Company and the Executive are currently parties to an Executive Employment Agreement originally dated as of the 19th day of July, 2004, and amended and restated as of the 21st day of April, 2005; and

      WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its stakeholders to assure that the Company will have the continued dedication of the Executive until and for a period of time following the Emergence Date (as defined below). To induce the Executive to continue to serve the Company through and beyond the Emergence Date, the Company will provide the Executive with, among other things, a special emergence bonus. It is the Board's judgment that such a special emergence bonus arrangement is in the best interest of the Company and its stakeholders, and is consistent with the desire of the Board to maximize the value of the Company. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

      NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

      1. Special Emergence Bonus.

            At such time, if ever (the "Emergence Date"), at which the Bankruptcy Court shall have confirmed a plan of reorganization of the Company under Chapter 11 of the United States Bankruptcy Code (the "Chapter 11 Case") and such plan shall have become effective, the Executive shall be entitled to receive a special emergence bonus equal to 50% of the bonus pool as determined pursuant to and in accordance with the terms of the Solutia Inc. Emergence Incentive Bonus Program ("Emergence Bonus") as originally set forth and previously agreed to in Executive's Employment Agreement dated July 19, 2004, and amended and restated April 21, 2005. The Emergence Bonus Program is attached hereto as Attachment I.

      2. Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the date that is the six month anniversary of the Emergence Date (the "Initial Term") and shall thereafter automatically renew for an additional three (3) year period (the "Initial Renewal Term"), unless sooner terminated during the Initial Term or Initial Renewal Term in accordance with this Agreement or written notice is given by one party to the other at least 90 days prior to the expiration of the Initial Term or the Initial Renewal Term, as applicable. Upon completion of the Initial Renewal Term, this Agreement shall thereafter automatically renew for additional 12 month periods (each, a "Subsequent Renewal Term"), unless sooner terminated in accordance with this Agreement or written notice is given by one party to the other at least 90


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days prior to the expiration of the Initial Renewal Term or any Subsequent
Renewal Term, as applicable. The Initial Term, Initial Renewal Term and any Subsequent Renewal Term are herein collectively referred to as the "Employment Period."

      Where the context permits, all references to the Company shall include an affiliate of the Company by which the Executive is employed. As used in this Agreement, the term "affiliate" or "affiliated companies" shall include any company controlled by, controlling or under common control with the Company. The obligations of the Company and the Executive under this Agreement including, without limitation, the obligations under Sections 1, 5, 6 and 7, shall survive the termination of the Employment Period to the extent necessary to accomplish the purposes thereof.

      3. Terms of Employment.

            (a)   Position and Duties.

                  (i) During the Employment Period, (A) the Executive shall continue to serve as Chairman of the Board, President and Chief Executive Officer of the Company, with such authority, duties, responsibilities and reporting requirements as may be reasonably assigned to him from time to time by the Board and (B) the Executive's services shall continue to be performed at the location where the Executive was employed immediately preceding the Effective Date or at any office or location of the Company not more than 50 miles from the Company's headquarters in St. Louis, Missouri.

                  (ii) During the Employment Period, the Executive shall serve the Company faithfully, diligently and to the best of his ability, and shall devote substantially all of his time and efforts during normal business hours to the business and affairs of the Company. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (B) manage personal investments, so long as such activities described in clauses A and B do not interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement, and (C) with the advance approval of the Board, serve on corporate, civic or charitable boards or committees.

            (b)   Compensation.

                  (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary") of not less than $825,000, which shall be paid in accordance with the Company's normal payroll practice and shall apply retroactively to January 1, 2007. Thereafter, the Board or the Executive Compensation and Development Committee of the Board ("ECDC") shall review annually Executive's compensation and may elect to increase his Annual Base Salary.

                  (ii) Annual Bonuses. In addition to Annual Base Salary, the Executive shall participate in the Company's Annual Incentive Program, or any successor annual bonus plan(s), with a target annual bonus opportunity of not less than 150% of his Annual


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      Base Salary. In addition, during the Employment Period, the Executive shall be entitled to participate in all long-term and other incentive plans, practices, policies and programs generally applicable to senior executive officers of the Company and its affiliated companies.

                  (iii) Equity Compensation. During the Employment Period, the Executive shall have the right to participate in an equity compensation arrangement to be established by the Board or the ECDC of the Board and subject to such terms and conditions as will be determined by the Board in its sole discretion.

                  (iv) Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs generally applicable to senior executive officers of the Company and its affiliated companies, subject to the Board's authority to modify or terminate any such plans, practices, policies or programs on a Company-wide basis at any time.

                  (v) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription drug, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent generally applicable to senior executive officers of the Company and its affiliated companies, subject to the Board's authority to modify or terminate any such plans, practices, policies or programs on a Company-wide basis at any time.

                  (vi) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement, in accordance with Company policy, for all reasonable expenses incurred by the Executive in performing his duties hereunder.

                  (vii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company and its affiliated companies as in effect from time to time.

      4.    Termination of Employment.

            (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with
Section 9(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the Executive's long-term disability for


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purposes of any reasonable occupation as determined under the Company's disability plan that is applicable to the Executive.

            (b) Cause. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:

                  (i) the willful and continued failure of the Executive to perform substantially the Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board of the Company which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties;

                  (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company;

                  (iii) the Executive's conviction of, or plea of guilty or no contest to, a felony or any other crime involving moral turpitude, fraud, theft, embezzlement or dishonesty; or

                  (iv) the Executive's habitual drug or alcohol abuse.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, in the case of conduct described in subparagraph (i) or (ii) above, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i),(ii), (iii) or (iv) above, and specifying the particulars thereof in detail.

            (c) Good Reason. The Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

                  (i) a material failure by the Company to comply with any of the provisions of Section 3(b) of this Agreement relating to compensation, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;


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                  (ii) the assignment to the Executive of any duties
      inconsistent in any respect with the Executive's position as Chairman of the Board, President and Chief Executive Officer and the authority, duties and responsibilities contemplated by Section 3(a) of this Agreement, or any other action by the Company, including a fundamental change to the nature and scope of the Company's business, which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                  (iii) the Company's requiring the Executive to be based at any office or location other than as provided in Section 3(a)(i)(B) hereof or the Company's requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date; provided, however, that the requirement that Executive undertake such additional travel away from St. Louis, Missouri as is reasonably required to enable him to fulfill his responsibilities in connection with the Chapter 11 case shall not constitute "Good Reason"; or

                  (iv) Executive's receipt of the Company's written notice not to renew the Agreement or the failure of the Company and the Executive to enter into a new employment agreement by no later than the last day of the Employment Period.

If the Executive terminates his employment for Good Reason pursuant to subparagraph (ii) above as a result of a sale by the Company of substantially all of its assets, then the Executive shall make himself available to the Company as a paid independent consultant for such fee, at such times, over such period of time and for such number of hours as the parties shall reasonably agree, taking account of any new employment that the Executive may undertake.

            (d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 9(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

            (e) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or


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Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

      5.    Obligations of the Company upon Termination.

            (a) Good Reason; Other Than for Cause. Except as provided in Section 5(b) below, if, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause or the Executive shall terminate employment for Good Reason:

                  (i) the Company shall pay to the Executive in a lump sum in cash within ten days of the Date of Termination (or, solely with respect to any payment to be made pursuant to Section 5(a)(i)(D) below, such other time as specified therein), the aggregate of the following amounts:

                        A. the sum of (1) the Executive's accrued Annual Base
            Salary through the Date of Termination, (2) any unpaid annual bonus earned by the Executive with respect to the previous year, and (3) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2) and (3) shall be hereinafter referred to as the "Accrued Obligations"); and

                        B. an amount equal to the payment the Executive would
            have received under the Company's Annual Incentive Program for the fiscal year of such termination in accordance with Section 3(b)(ii), multiplied by the number of days that have transpired during that fiscal year immediately prior to the Date of Termination, divided by 365; and

                        C. an amount equal to 200% of the sum of (i) the
            Executive's Annual Base Salary immediately prior to the Date of Termination and (ii) the average annualized payment the Executive received for the 3 years (or such shorter period during which the Executive has served as President and CEO of the Company) immediately preceding the Date of Termination under the Company's Annual Incentive Program (the "Severance Payment"); and

                        D. any unpaid portion of the Emergence Bonus, if any, to
            be paid in the amount and in the manner defined herein in Attachment I.

                  (ii) subject to the provisions of Section 9(f) hereof, to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits, excluding any severance or separation pay or benefits, required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies, including, without limitation, the vested benefit, if any, of the Executive under any qualified defined benefit or defined contribution retirement plan of the Company and its affiliated companies in which the Executive participates, in accordance


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      with the terms of such plan (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits");

                  (iii) the Company shall continue to provide at its expense (on the same basis as at the Executive's Date of Termination) for the continued participation of the Executive and, to the extent applicable, his family, in the Company's medical, dental, vision and life insurance plans and programs, for a period of four months commencing with the Date of Termination; and

                  (iv) upon request of the Executive, the Company shall provide outplacement services to the Executive for up to twelve months and up to an aggregate cost of $25,000.

            (b) Change in Control. If the Company shall terminate the Executive's employment other than for Cause or the Executive shall terminate employment for Good Reason upon a Change in Control (pursuant to the definition of Change in Control set forth below) or at any time within 24 months after the Change in Control, then the Executive shall be entitled to receive (1) all amounts as provided for in Section 5(a) hereof, provided, however, that the Severance Payment under this Section 5(b) will be an amount equal to 250% of the sum of (i) the Executive's Annual Base Salary immediately prior to the Date of Termination and (ii) the average annualized payment the Executive received for the 3 most recent years under the Company's Annual Incentive Program (or such shorter period during which the Executive has served as President and CEO of the Company), and (2) immediate vesting of all outstanding equity awards granted pursuant to the Company's equity compensation plan as may be in effect from time to time.

                  (i) For purposes of this Agreement, "Change in Control" shall be deemed to have occurred if:

                        A. Any "person" (as such term is used in Sections 13(d)
            and 14(d) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company, and such person owns more aggregate voting power of the Company's then outstanding securities entitled to vote generally in the election of directors than any other person;

                        B. The shareholders of the Company approve (or, if
            shareholder approval is not required, the Board approves) an agreement providing for (x) the merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to 50% or more of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), (y) the sale or other disposition of 50% or more of the Company's assets that it owns as of the Effective Date of this


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            Agreement, or (z) a liquidation or dissolution of the Company;
            provided, however, the effectiveness of a plan of reorganization pursuant to which a majority of the common stock of the reorganized Company is distributed (i) to Persons who are (a) holders of claims against the Company; (b) holders of equity interests in the Company; and/or (c) designated in the Company's plan of reorganization proposal dated December 8, 2006, to receive common stock of the reorganized Company; or (ii) to or for the benefit of Company management, shall not constitute a "Change in Control"; or

                        C. Directors are elected such that a majority of the
            members of the Board shall have been members of the Board for less than two years, unless the election or nomination for election of each new director who was not a director at the beginning of such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

            (c) Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for timely payment or provision of the following:

                  (i)   Accrued Obligations;

                  (ii)  Other Benefits; and

                  (iii) if such termination occurs on or after the Emergence Date the entire amount, if any, to which Executive is entitled under the Solutia Inc. Emergence Incentive Bonus Program.

Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.

            (d) Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for timely payment or provision of the following:

                  (i)   Accrued Obligations;

                  (ii)  Other Benefits; and

                  (iii) if such termination occurs on or after the Emergence Date the entire amount, if any, to which Executive is entitled under the Solutia Inc. Emergence Incentive Bonus Program.

Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.


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            (e) Cause. If the Executive's employment shall be terminated for
Cause during the Employment Period this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

            (f) Other than for Good Reason. If the Executive shall voluntarily terminate employment after the Emergence Date, excluding a termination for Good Reason, in addition to the Accrued Obligations Executive shall receive, to the extent not already paid, the Emergence Bonus, if any, to which Executive is entitled to under the Solutia Inc. Emergence Incentive Bonus Program.

      6. Full Settlement; Legal Fees. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest, in which the Executive is the prevailing party, by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (whether such contest is between the Company and the Executive or between either of them and any third party, and including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any payment from the time at which the liability for the applicable legal fees and expenses was incurred by Executive, at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

      7. Confidential Information and Competitive Activity.

            (a) Confidential Information. As used herein, "Confidential Information" means all technical and business information of the Company and its affiliated companies, whether patentable or not, which is of a confidential, trade secret and/or proprietary character and which is either developed by the Executive (alone or with others) or to which the Executive has had access during the Executive's employment. "Confidential Information" shall also include confidential evaluations of, and the confidential use or non-use by the Company or any affiliated company of, technical or business information in the public domain.

      The Executive shall use the Executive's best efforts and diligence both during and after employment by the Company to protect the confidential, trade secret and/or proprietary character of all Confidential Information. The Executive shall not, directly or indirectly, use (for the Executive or another) or disclose any Confidential Information, for so long as it shall remain proprietary or protectible as confidential or trade secret information, except as may be necessary for the performance of the Executive's duties with the Company.


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      The Executive shall deliver promptly to the Company, at the termination of the Executive's employment, or at any other time at the Company's request, without retaining any copies, all documents and other material in the Executive's possession relating, directly or indirectly, to any Confidential Information.

      Each of the Executive's obligations in this Section shall also apply to the confidential, trade secret and proprietary information learned or acquired by the Executive during the Executive's employment from others with whom the Company or any affiliated company has a business relationship.

      The Executive understands that the Executive is not to disclose to the Company or any affiliated company, or use for its benefit, any of the confidential, trade secret or proprietary information of others, including any of the Executive's former employers.

            (b) Competitive Activity; Nonsolicitation. In the event that, during the Employment Period, Executive shall voluntarily terminate his employment hereunder, be terminated by the Company without Cause, or terminate his employment hereunder for Good Reason, then the Executive shall not, directly or indirectly (whether as owner, partner, consultant, employee or otherwise), at any time during the six months following termination of his employment with the Company or any affiliate for any reason, engage in or contribute his knowledge to any work or activity that involves a product, process, apparatus, service or development which is then competitive with or similar to a product, process, apparatus, service or development on which he worked or with respect to which he had access to Confidential Information while employed by the Company or an affiliate at any time during the period of five years immediately prior to his Date of Termination ("Competitive Work"). However, the Executive shall be permitted to engage in such proposed work or activity, and the Company shall furnish him a written consent to that effect signed by an officer of the Company, if the Executive shall have furnished to the Company clear and convincing written evidence, including assurances from the Executive and his new employer, that the fulfillment of his duties in such proposed work or activity would not likely cause him to disclose, base judgment upon, or use any Confidential Information. In addition, during his employment by the Company or an affiliate and for a period of six months thereafter, the Executive shall not, directly or indirectly, (i) induce or attempt to induce a salaried employee of the Company or any of its affiliates to accept employment or affiliation involving Competitive Work with another firm or corporation of which the Executive is an employee, owner, partner or consultant, or (ii) induce or attempt to induce any customer, supplier, licensee or other person having a business relationship with the Company to cease doing business with the Company or interfere materially with the relationship between the Company and any such customer, supplier, licensee or other person having a business relationship with the Company.

            (c) Injunctive Relief. Executive agrees that the restrictions imposed upon him by this Section 7 are fair and reasonable considering the nature of the Company's business and are reasonably required for the protection of the Company. Executive also acknowledges that a breach of any of the provisions of this Section 7 may result in continuing and irreparable damages to the Company for which there may be no adequate remedy at law, and that the Company, in addition to all other relief available to it, shall be entitled to the issuance of a temporary restraining order, preliminary injunction and permanent injunction restraining the


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Executive from committing or continuing to commit any breach of the provisions of this Section 7.

            (d) Blue Pencil. If, at any time, the provisions of this Section 7 shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Agreement shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and the Executive and the Company agree that this Agreement as amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

      8.    Successors.

            (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

            (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

      9.    Miscellaneous.

            (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

            (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

            If to the Executive:

            Jeffry N. Quinn
            [address]

            If to the Company:

            Paul H. Hatfield
            Lead Director of the Board
            Solutia Inc.
            P.O. Box 66760
            St. Louis, MO 63166-6760


                                       11

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            With a copy to:

            Rosemary L. Klein, Esq.
            Senior Vice President, General Counsel and Corporate Secretary Solutia Inc.
            P.O. Box 66760
            St. Louis, MO 63166-6760

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

            (c) The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

            (d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

            (e) The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

            (f) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement also supersedes, without limitation, the Employment Agreement dated as of February 26, 2003 between the Company and the Executive (the "Change in Control Agreement"), the Agreement dated as of December, 2003 between the Company and the Executive (the "Retention Agreement"), the Amended and Restated Agreement between the Company and the Executive originally dated July 19, 2004 and amended and restated as of April 21, 2005 (the "Amended Agreement") and any other prior employment agreement between the Company and the Executive and the Executive waives all rights with respect to such agreements, including, without limitation, any claims for damages related to such agreements; provided, that this Agreement shall have no effect on the Executive's rights under any plan, program, policy or practice provided by the Company or any of its affiliated companies except that the benefits and other payments provided for pursuant to Section 5 hereof shall be in lieu of any severance or separation pay or benefits to which the Executive might otherwise be entitled under any plan, program, policy or arrangement of the Company and its affiliates. In consideration of the promises set forth in the Agreement, and of the mutual releases set forth in this paragraph, each party hereto relinquishes all rights, and releases the other from all promises, liabilities and commitments that may have existed under the Change in Control Agreement, the Retention Agreement, and any other employment agreements, which shall be null and void and of no further effect.


                                       12

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

            (g) No amounts shall be payable pursuant to Section 5(a)(i)(B), 5(a)(i)(C), 5(a)(i)(D) or 5(b) of this Agreement unless and until the Executive shall have executed and delivered a waiver and release of claims against the Company substantially in the form attached hereto as Exhibit A.

            (h) Except as otherwise provided by Section 7(c), in the event of any dispute, controversy or claim arising out of or relating to this Agreement or Executive's employment or termination thereof, the parties hereby agree to settle such dispute, controversy or claim in a binding arbitration by a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association, which arbitration shall be conducted in St. Louis, Missouri. The parties agree that the arbitral award shall be final and non-appealable and, except as otherwise provided by Section 7(c), shall be the sole and exclusive remedy between the parties hereunder. The parties agree that judgment on the arbitral award may be entered in any court having competent jurisdiction over the parties or their assets.

      10. Code Section 409A Compliance. The arrangements under this Agreement are not intended to create "deferred compensation" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and any rulings or regulations thereunder, including IRS Notice 2005-1, and all provisions of this Agreement shall be interpreted consistently with such intent. In the event that any amounts payable under this Agreement that would otherwise be considered deferred compensation pursuant to Section 409A of the Code (or any applicable regulations or guidance promulgated by the Secretary of the Treasury in connection therewith) are paid within six (6) months following the date of termination of employment, such amounts shall be paid at the earlier of the time otherwise provided under this Agreement or the time that will prevent such amounts from being considered deferred compensation under Section 409A of the Code. Solely to the extent, if any, that this Agreement constitutes the grant of an additional benefit under the Agreement that consists solely of a deferral of additional compensation not otherwise provided under the Agreement as of October 3, 2004, it is intended that any such additional benefit be treated as a material modification of the Agreement only as to such additional deferral of compensation as provided in Q&A-18 of IRS Notice 2005-1. Further, in the event that (a) the Company determines that there is an ambiguity with respect to any provision of this Agreement that could cause such provision to result in an obligation to pay deferred compensation subject to Section 409A of the Code, such ambiguity shall be interpreted and resolved in the manner that the Company deems necessary to either avoid the obligation to pay deferred compensation within the meaning of Section 409A of the Code or to comply with timing and payment provisions of Section 409A of the Code, and (b) the Company determines, in good faith, that any amendment to this Agreement is necessary or appropriate in order to comply with timing and payment provisions of Section 409A of the Code or to avoid the obligation to pay deferred compensation within the meaning of Section 409A of the Code, the Company shall have the right to make such amendment, on a prospective or retroactive basis, in its sole discretion.

      11. Code Section 4999. If, as a result of payments provided for under or pursuant to this Agreement together with all other payments in the nature of compensation provided to or for the benefit of Executive, any state, local or federal taxing authority imposes any taxes on Executive that would not be imposed on such payments but for the occurrence of a change of control, including any excise tax under Section 4999 of the Code, then, in addition to any other


                                       13

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

benefits provided under or pursuant to this Agreement or otherwise, the Company (including any successor to or assignee of the Company) shall pay to Executive at the time any such payments are made under or pursuant to this Agreement or the other agreements, an amount equal to the amount of any such taxes imposed or to be imposed on Executive (the amount of any such payment, the "Tax Reimbursement"). In addition, the Company (including any successor to or assignee of the Company) shall "gross up" such Tax Reimbursement by paying to Executive at the same time an additional amount equal to the aggregate amount of any additional taxes (whether income taxes, excise taxes, special taxes, employment taxes or otherwise) that are or will be payable by Executive as a result of the Tax Reimbursement being paid or payable to Executive and/or as a result of the additional amounts paid or payable to Executive pursuant to this sentence, such that after payment of such additional taxes Executive shall have been paid on a net after-tax basis an amount equal to the Tax Reimbursement. The amount of any Tax Reimbursement and of any such gross-up amounts shall be determined by the Company's independent auditing firm, whose determination, absent manifest error, shall be treated as conclusive and binding absent a binding determination by a governmental taxing authority that a greater amount of taxes is payable by Executive.

      12. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party in original or facsimile form.

                           [signature page to follow]


                                       14

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

      IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

                                   -------------------------------
                                   Jeffry N. Quinn



                                   SOLUTIA INC.

                                   By:
                                      ----------------------------
                                      Rosemary L. Klein
                                      Senior Vice President, General Counsel and
                                         Corporate Secretary

                                    Exhibit A

                               WAIVER AND RELEASE

      Reference is made to that Amended and Restated Agreement (the "Agreement"), dated as of April 11, 2007, by and between Solutia, Inc., a Delaware Corporation (the "Company"), and Jeffry N. Quinn (the "Executive"). This Waiver and Release (this "Waiver") is made as of the __ day of ____________, 200_, by the Executive pursuant to Section 9(g) of the Agreement.

                Release and Waiver of Claims Against the Company

      (a) The Executive, on behalf of himself, his agents, heirs, successors, assigns, executors and administrators, in consideration for the payments and other consideration provided for under the Agreement, hereby forever releases and discharges the Company and its successors, their affiliated entities, and their past and present directors, employees, agents, attorneys, accountants, representatives, plan fiduciaries, successors and assigns from any and all known and unknown causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, liabilities, and demands of whatsoever kind and character in any manner whatsoever arising on or prior to the date of this Waiver, including but not limited to (i) any claim for breach of contract, breach of implied covenant, breach of oral or written promise, wrongful termination, intentional infliction of emotional distress, defamation, interference with contract relations or prospective economic advantage, negligence, misrepresentation or employment discrimination, and including without limitation alleged violations of Title VII of the Civil Rights Act of 1964, as amended, prohibiting discrimination based on race, color, religion, sex or national origin; the Family and Medical Leave Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; other federal, state and local laws, ordinances and regulations; and any unemployment or workers' compensation law, excepting only those obligations of the Company expressly recited in the Agreement or this Waiver and any claims to benefits under the Company's employee benefit plans as defined exclusively in written plan documents; (ii) any and all liability that was or may have been alleged against or imputed to the Company by the Executive or by anyone acting on his behalf; (iii) all claims for wages, monetary or equitable relief, employment or reemployment with the Company in any position, and any punitive, compensatory or liquidated damages; and (iv) all rights to and claims for attorneys' fees and costs except as otherwise provided herein or in the Agreement.

      (b) The Executive shall not file or cause to be filed any action, suit, claim, charge or proceeding with any federal, state or local court or agency relating to any claim within the scope of this Waiver. In the event there is presently pending any action, suit, claim, charge or proceeding within the scope of this Waiver, or if such a proceeding is commenced in the future, the Executive shall promptly withdraw it, with prejudice, to the extent he has the power to do so. The Executive represents and warrants that he has not assigned any claim released herein, or authorized any other person to assert any claim on his behalf.

      (c) In the event any action, suit, claim, charge or proceeding within the scope of this Waiver is brought by any government agency, putative class representative or other third party to vindicate any alleged rights of the Executive, (i) the Executive shall, except to the extent required or compelled by law, legal process or subpoena, refrain from participating, testifying or producing documents therein, and (ii) all damages, inclusive of attorneys' fees, if any, required to be paid to the Executive by the Company as a consequence of such action, suit, claim, charge or proceeding shall be repaid to the Company by the Executive within ten (10) days of his receipt thereof.

      (d) In the event of a breach of this Waiver by the Executive, the Company's obligations pursuant to the Agreement shall cease as of the date of such breach. Furthermore, the Executive understands that his breach of the provisions of this Waiver will cause monetary damages to the Company. Thus, should the Executive breach the provisions of this Waiver, he shall be required to pay the Company, as liquidated damages, the amount of the consideration paid by the Company to the Executive pursuant to the Agreement plus all costs and expenses, including all attorneys' fees and expenses, that the Company incurs in enforcing this Waiver. The Executive agrees that the foregoing amount of liquidated damages is reasonable and necessary, and does not constitute a penalty.

      Voluntary Execution of Waiver.

      BY HIS SIGNATURE BELOW, THE EXECUTIVE ACKNOWLEDGES THAT:

      (A) I HAVE RECEIVED A COPY OF THIS WAIVER AND WAS OFFERED A PERIOD OF TWENTY-ONE (21) DAYS TO REVIEW AND CONSIDER IT;

      (B) IF I SIGN THIS WAIVER PRIOR TO THE EXPIRATION OF TWENTY-ONE (21) DAYS, I KNOWINGLY AND VOLUNTARILY WAIVE AND GIVE UP THIS RIGHT OF REVIEW;

      (C) I HAVE THE RIGHT TO REVOKE THIS WAIVER FOR A PERIOD OF SEVEN (7) DAYS AFTER I SIGN IT BY MAILING OR DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE COMPANY'S CHAIRMAN OF THE BOARD OR GENERAL COUNSEL, NO LATER THAN THE CLOSE OF BUSINESS ON THE SEVENTH DAY AFTER THE DAY ON WHICH I SIGNED THIS WAIVER;

      (D) THIS WAIVER SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE SEVEN DAY REVOCATION PERIOD HAS EXPIRED WITHOUT THE WAIVER HAVING BEEN REVOKED;

      (E) THIS WAIVER WILL BE FINAL AND BINDING AFTER THE EXPIRATION OF THE REVOCATION PERIOD REFERRED TO IN (C). I AGREE NOT TO CHALLENGE ITS ENFORCEABILITY;

      (F) I AM AWARE OF MY RIGHT TO CONSULT AN ATTORNEY, HAVE BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY, AND HAVE HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, IF DESIRED, PRIOR TO SIGNING THIS WAIVER;


                                       2

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

      (G) NO PROMISE OR INDUCEMENT FOR THIS WAIVER HAS BEEN MADE EXCEPT AS SET FORTH IN THIS WAIVER;

      (H) I AM LEGALLY COMPETENT TO EXECUTE THIS WAIVER AND ACCEPT FULL RESPONSIBILITY FOR IT; AND

      (I) I HAVE CAREFULLY READ THIS WAIVER, ACKNOWLEDGE THAT I HAVE NOT RELIED ON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT OR THE AGREEMENT, AND WARRANT AND REPRESENT THAT I AM SIGNING THIS WAIVER KNOWINGLY AND VOLUNTARILY.

      Intending to be legally bound, I have signed this Waiver as of the date first set forth above.


                                          -------------------------------
                                          Jeffry N. Quinn


                                       3

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

                                  ATTACHMENT I

                 Solutia Inc. Emergence Incentive Bonus Program

Participation

      Participation in the bonus pool established under the Solutia Inc. Emergence Incentive Bonus Program shall be extended to those key senior executives of the Company and in such percentages as shall be determined by the Board of Directors.

Performance Measures

      The aggregate dollar value of the bonus pool shall be calculated by reference to three metrics as follows:

      a. 25% allocation for achieving target EBITDA* for the 12-month period ending on the six-month anniversary of the day at which both (x) the United States Bankruptcy Court for the Southern District of New York shall have confirmed a plan of reorganization of the Company under Chapter 11 of the United States Bankruptcy Code, and (y) such confirmation shall have become non-appealable (the "Emergence Date");

      b. 25% allocation for achieving target Enterprise Value based on market value on six-month anniversary of the Emergence Date;** and

      c. 50% allocation for achieving target Unsecured Creditor Recoveries based on trading prices as of six-month anniversary of the Emergence Date.***

      The portion of the bonus pool allocated to each metric can exceed 100%, but the aggregate pool cannot exceed $7.5 million. Thus, up to $2,343,750 can be earned for the pool based on EBITDA, up to $2,250,000 based on enterprise value, and up to $5,625,000 based on unsecured creditor recovery, provided the aggregate does not exceed $7.5 million.

      The EBITDA, Enterprise Value and Creditor Recovery Metrics are as follows:

EBITDA


                          Performance Relative to Plan

----------------------------------------------------------------------------------------------------------
%Earned                           70%   75%   80%   85%    90%   95%   100%   105%   110%    115%   120%
----------------------------------------------------------------------------------------------------------

% of $1.875M Pool (25% of $7.5M)  0%    0%    0%    0%     0%    20%   30%    55%    75%     100%   125%
----------------------------------------------------------------------------------------------------------

ENTERPRISE VALUE


                         Enterprise Value (in billions)

----------------------------------------------------------------------------------------------------------------------

% Earned            $1.20  $1.30  $1.40  $1.50   $1.60  $1.70  $1.80  $1.90  $2.00  $2.10  $2.20  $2.30  $2.40  $2.50
----------------------------------------------------------------------------------------------------------------------

% of $1.875M Pool
(25% of $7.5M)      0%     0%     10%    20%     30%    40%    50%    60%    70%    80%    90%    100%   110%   120%
----------------------------------------------------------------------------------------------------------------------

UNSECURED CREDITOR RECOVERY


                         Unsecured Creditor Recovery (%)

----------------------------------------------------------------------------------------------------------------------
% Earned               30%   35%   40%    45%   50%   55%   60%    65%   70%   75%   80%   85%    90%    95%    100%
----------------------------------------------------------------------------------------------------------------------

% of $3.75 M UCR
Pool (50% of $7.5M)    0%    0%    0%     0%    20%   30%   40%    50%   60%   70%   80%   95%    110%   125%   150%
----------------------------------------------------------------------------------------------------------------------

      The percentage of the bonus pool attributable to the EBITDA, enterprise value or unsecured creditor recovery metric, as applicable, when performance falls between data points in the tables above, shall be determined by using straight line interpolation.

Payments Under Program

      The bonus pool shall be distributed as soon as practicable after the six-month anniversary of the Emergence Date. The Executive shall be entitled to his Emergence Bonus even if his employment is terminated (voluntarily or involuntarily) on or after the Emergence Date, or if Executive is terminated other than for Cause or the Executive shall terminate employment for Good Reason (as those terms are defined in his employment agreement) prior to the Emergence Date.

      The Board of Directors, in its discretion, may make such payment by delivering to the participant common stock of the Company with a fair market value equal to the bonus pool payment due to the participant, provided the Company's common stock is actively traded on a recognized securities exchange. If payment is made by delivering common stock, the participant shall have the right to satisfy any withholding tax obligation by having the Company withhold shares of stock with a fair market value equal to the applicable withholding taxes, and the stock shall be valued both for purposes of withholding and for determining the number of shares to be delivered to the participant, at the average common stock trading price for the 20 trading days ending with the day preceding the delivery of stock to the participant. No portion of the bonus pool shall be payable to a participant whose employment by the Company was terminated for Cause.


-------------

* EBITDA metric should be measured on a trailing-twelve months basis as of six-months post-emergence relative to the Company's business plan presented to the Committee on April 14, 2004.

--------------------------------------------------------------------------------

     Pharmaceutical Services should be carved out for purposes of calculating the EBITDA Metric bonus

        > A sale of Pharmaceutical Services would require interim period adjustments to EBITDA and the benefits of a sale should be picked up in the Unsecured Creditor Recovery metric.

     Joint venture income should be included.

     Budgeted restructuring costs that are typically accounted for below the operating income line should be included.

     Assets sale adjustment mechanism needs to be established.

**   Enterprise value should be calculated 6 months post-emergence as follows:

     20 day average common stock trading price multiplied by the most recent common shares outstanding

     Plus: 20-day average trading price of preferred stock multiplied by the amount of preferred shares outstanding, if any

     Plus: Market value of debt securities

     Plus: Net proceeds from asset sales, if used to pay down debt.

*** The unsecured creditor recovery metric should be based on the 20-day average trading value of securities distributed to all unsecured creditors at 6-months post-emergence divided by the total amount of allowed unsecured claims (including Monsanto claims, if any) in the Company's confirmed Plan of Reorganization.